EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
eFunds Corporation:
We consent to the use of our reports dated March 3, 2006, with respect to the consolidated balance sheets of eFunds Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.
/s/ KPMG LLP
Phoenix, Arizona
June 28, 2006